Exhibit 10.17

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of January 18, 2021 (the “Effective Date”), is made by and between Ortho-Clinical Diagnostics Bermuda Co. Ltd. a Bermuda exempted limited liability company (together with any successor thereto, the “Company”) and Christopher Michael Smith (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.

The Company and the Executive previously entered into that certain Employment Agreement dated as of September 30, 2020 (the “First Amendment Date”), which amended and restated that certain Employment Agreement dated August 28, 2019 (such agreements, collectively, the “Original Agreement”), pursuant to which the Executive commenced employment with the Company as its Chief Executive Officer on September 9, 2019 (the “Original Effective Date”);

B.

The Company and Executive desire to modify certain provisions of the Original Agreement by entering into this Agreement, which shall supersede the Original Agreement in all respects as of the Effective Date;

C.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. As of the Effective Date, the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the three-year anniversary of the Original Effective Date, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than ninety (90) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c) Position and Duties. As of the Effective Date, Executive shall serve as the Chief Executive Officer of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be assigned to Executive by the Board of Directors of the Company or an authorized committee (in any case, the “Board”). During the Term, Executive shall also serve as a member of the Board of Directors of the Company. During the Term, the Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board; provided, however, that Executive shall remain on, and the Board hereby consents to Executive remaining on, the boards of up to two independent, outside companies for which he current serves on the boards so long as they do not give rise to any material conflict of interest with respect to the Company or its shareholders or their affiliates, such companies to be mutually agreed between Executive and the Board. Notwithstanding the foregoing, during the Term, Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) with Board approval, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(d) Principal Place of Employment. Executive’s principal place of employment shall be in Denver, CO, although Executive understands and agrees that Executive will be required to travel from time to time for business reasons.

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $1,250,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. The annual base salary, as in effect from time to time is referred to in this Agreement as the “Annual Base Salary”. The Annual Base salary will be reviewed periodically by the Board and may be increased from time to time at the sole discretion of the Board.

(b) Bonus.

(i) Annual Bonus. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board. The target amount Executive’s annual incentive compensation under such incentive program (the “Target Bonus Amount”) shall be 100% of his Annual Base Salary, with the expectation that the actual bonus (the “Annual Bonus”) will scale upward and downward based on actual performance, as determined by the Board, such that the actual Annual Bonus payable to Executive may be greater than, equal to or less than the Target Bonus Amount. The Annual Bonus shall be based upon the achievement of Company performance metrics established by the Board and upon achievement of individual qualitative factors as determined by the Board in its discretion. Annual Bonus awards are paid in the year following the applicable performance year, following completion of the Company’s annual financial reports and performance review (typically in April each year). The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment (which date will be the same as the date of payment to other executives of the Company eligible for an annual bonus); provided however that if Executive’s employment shall terminate (other than as a result of the Company’s termination of the Executive’s employment for Cause pursuant to Section 3(a)(iii) or as a result of the Executive’s resignation without Good Reason pursuant to Section 3(a)(vi)) after the completion of the fiscal year to which such Annual Bonus relates, Executive shall be entitled to receive any earned but unpaid Annual Bonus for the prior fiscal year pursuant to this Section 2(b)(i).

(ii) Transaction Bonus. Executive shall receive a one-time special cash bonus award of $2,000,000 (the “Transaction Bonus”), payable within 10 business days after the first to occur of a Qualified IPO or a Liquidity Event, subject to Executive’s continued employment through the date of the Qualified IPO or Liquidity Event, as applicable, and provided that the Qualified IPO or Liquidity Event occurs on or before December 31, 2021. For the avoidance of doubt, Executive will not be entitled to receive more than one Transaction Bonus and will not be entitled to receive the Transaction Bonus unless a Qualified IPO or Liquidity Event occurs on or before December 31, 2021. For purposes of the foregoing, (i) “Qualified IPO” means an initial public offering of equity securities of the Company (or a successor thereto) pursuant to an effective registration statement under the United States Securities Act of 1933, where the price per share paid by public investors in the offering is equal to or greater than $25.00 (as such amount is adjusted to reflect any share split, share dividend or other restructuring transaction, as determined by the Board), and (ii) “Liquidity Event” has the meaning set forth in the Option Agreement (as defined below).

(c) Equity Compensation; Investment.

(i) Executive was previously granted an option (the “Options”) to purchase 1,300,000 ordinary shares of the Company, pursuant to the terms of the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) and a separate stock option agreement that was entered into with Executive (the “Option Agreement”). The Options are subject to vesting and other terms and conditions as are set forth in the Equity Plan, the Option Agreement and the Stockholders Agreement (as defined in the Equity Plan). Nothing in this Agreement is intended to modify the terms of the Option Agreement, the Equity Plan or the Stockholders Agreement.

(ii) Executive was also previously granted an award of Restricted Stock (as defined in the Equity Plan) covering 200,000 ordinary shares of the Company (the “Initial Stock Award”). The Initial Stock Award was granted pursuant to a separate restricted stock award agreement (the “Initial Stock Award Agreement”) and will vest as set forth in and is subject to such other terms and conditions as are set forth in the Initial Stock Award Agreement, the Equity Plan and the Stockholders Agreement. Nothing in this Agreement is intended to modify the terms of the Initial Stock Award Agreement, the Equity Plan or the Stockholders Agreement.

(iii) Following the First Amendment Date, Executive was granted an additional award of Restricted Stock covering 200,000 ordinary shares of the Company (the “Additional Stock Award”). The Additional Stock Award will vest pursuant to the terms of a separate restricted stock award agreement (the “Additional Stock Award Agreement”), which was previously entered into between Executive and the Company.

(d) Benefits.

(i) During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements maintained for senior executives of the Company (including medical, dental and 401(k) plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(e) Vacation. During the Term, Executive shall be entitled to at least twenty-five 25 days on an annualized basis of paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel, lodging, meal, and other business expenses incurred by Executive in the performance of Executive’s duties to the Company, in accordance with the Company’s expense reimbursement Policy, including the reasonable and substantiated costs of transportation, lodging, and meals for Executive and, as applicable, his immediate family members during such times as the Executive is commuting from his residence in Colorado. Executive and the Company agree that Executive and, as applicable, his immediate family members will be entitled to reasonable use of the Company’s private aircraft or related service, or otherwise provided with a reasonably comparable private air transportation alternative, solely for business purposes, including/and for purposes of commuting to/from Colorado to New Jersey, mindful of the best interests of the Company and Executive’s duties and position and not to exceed 150 hours of usage annually.

(g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder, which, for the avoidance of doubt, shall not include any vested Options. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause, or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) (including a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following, as applicable:

(i) an amount in cash equal to 1.0 times the Annual Base Salary plus 1.0 times the Target Bonus, payable in the form of salary continuation in regular installments over the 12-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices; and

(ii) payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, or (B) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

(d) No Mitigation; Payment to Surviving Spouse. Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to seek other employment or otherwise mitigate any damages resulting from any termination of employment. In the event of Executive’s death prior to payment of all compensation and benefits due to Executive under Section 3(c) or Section 4 of this Agreement, any remaining compensation and benefits shall be paid to his spouse, if any, or if none to his estate.

5. Competition. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b) Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or knowingly hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries; (ii) the term “Business” shall mean the business of the Company and shall include the research, development, design, manufacturing, marketing, distribution and selling of (a) in-vitro diagnostics products, and providing services with respect thereto, in the fields of clinical laboratories, immunohematology, blood donor screening, point of care diagnostics and veterinary clinical chemistry, or (b) any other process, system, product or service marketed, sold or under development by the Company at any time during Executive’s employment with the Company; and (iii) the term “Restriction Period” shall mean the period beginning on the Original Effective Date and ending on the date 12 months following the Date of Termination.

(e) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f) Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

6.	Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes in his possession or control.

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest reasonably possible notice thereof, shall, as much in advance of the return date as reasonably possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above) or to defend or enforce Executive’s rights under this Agreement, (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to a United States subsidiary of the Company that is the main operating company of the Company in the United States (provided that Executive shall also hold the position stated in Section 1(c) with Crimson Bermuda Co. Ltd. while employed by such subsidiary) or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s failure to (A) substantially perform his duties with the Company (other than any such failure resulting from Executive’s Disability) or (B) comply with, in a material respect, any of the Company’s Policies, in each case that results in material damage to the Company’s property, business or reputation;

(ii) Executive’s repeated failure in a material respect to carry out or comply with any lawful and reasonable directive of the Board within the scope of Executive’s duties set forth in Section 1(c);

(iii) Executive’s breach of a material provision of this Agreement that results in material damage to the Company’s property, business or reputation;

(iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company or any of its affiliates.

(b) Notwithstanding the foregoing, clauses (i) – (iii) shall not constitute “Cause” unless and until the Company has: (a) provided Executive, within 60 days of any Company director’s knowledge of the occurrence of the facts and circumstances underlying such Cause event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided the Executive with an opportunity to cure the same within 30 days after the receipt of such notice.

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety (90) days after any of the following events, unless Executive consents in writing to the applicable event: (i) a decrease in Executive’s Annual Base Salary or Target Bonus, other than a reduction in Annual Base Salary of less than 10% that is implemented in connection with a contemporaneous and proportional reduction in annual base salaries affecting all other senior executives of the Company, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position (other than in connection with a corporate transaction where Executive continues to hold his position with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) the Company’s material breach of any material agreement with the Executive. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

(f) Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11. Miscellaneous Provisions.

(a) Indemnification of Executive and Inclusion in D&O Coverage. During the Term, Company shall include Executive in its Directors and Officer’s liability coverage, and Company during the Term and thereafter shall further indemnify Executive to the fullest extent permitted by applicable law against any and all actions, claims, demands, suits, proceedings, liabilities, expenses, including attorneys fees, sums of money, damages, and costs arising from Executive’s conduct with respect to the positions and duties set forth in Section 1(c) of this Agreement.

(b) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New Jersey without reference to the principles of conflicts of law of the State of New Jersey or any other jurisdiction, and where applicable, the laws of the United States.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, the General Counsel and Board of Directors at its headquarters,

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement and the agreements referenced herein (including the Option Agreement, the Initial Stock Award Agreement, the Equity Plan, the Stockholders Agreement and the Additional Stock Award Agreement) are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. For the avoidance of doubt, this Agreement supersedes and replaces the Original Agreement but does not supersede or otherwise modify any of the terms of the Option Agreement, the Initial Stock Award Agreement, the Equity Plan or the Stockholders Agreement. The Parties further intend that this Agreement and the agreements referenced herein (including the Option Agreement, the Initial Stock Award Agreement, the Equity Plan, the Stockholders Agreement and the Additional Stock Award Agreement) shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. For the avoidance of doubt, in no event will Executive be entitled to receive the Liquidity Event Bonus (as defined in the Original Agreement).

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(k) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(l) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(m) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Robert Schmidt
Name: Robert Schmidt
Title: Principal

EXECUTIVE

By:	/s/ Christopher Michael Smith
Christopher Michael Smith

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Christopher Michael Smith (“Executive”) and Ortho-Clinical Diagnostics Bermuda Co. Ltd. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of August __, 2020 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(b) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates (including, without limitation, The Carlyle Group L.P. and its affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below), including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b), or Section 5(f) of the Employment Agreement, or any failure of the Company to make the payments or provide the benefits described in Section 1 of this Agreement.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(b), 11(d) and 11(j) of the Employment Agreement.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:

COMPANY

Dated:	By:
Name:
Title:

A-4